Exhibit 99.1

BI-OPTIC VENTURES LTD.

1518 – 1030 W. GEORGIA STREET

VANCOUVER BRITISH COLUMBIA

V6E 2Y3

RESIGNATION AND APPOINTMENT OF A DIRECTOR/OFFICER

VANCOUVER, BRITISH COLUMBIA – May 6, 2015 – Bi-Optic Ventures Ltd. (TSX-V:OP or the "Company") is pleased to announce the appointments of Mr. Michael Withrow as the Company's Chief Executive Officer and Mr. Brayden R. Sutton as a director of the Company.

Mr. Michael Withrow, who served as Chief Executive Officer of Abattis Bioceuticals Corp. from February 2011 to February 2015, has been involved in early stage structuring and development of bio-tech companies over the past 10 years. During this time, Mr. Withrow served as Vice President of Business Development of two nutraceutical companies with commercialized products in the market. He has an in-depth knowledge of Intellectual Property and the patent process, supplement innovation, ingredients and is well connected in the ingredients and natural health product industry and vast network of professionals in the medicinal botanical industry. Mr. Withrow serves as a Board Member of the Saskatoon Berry Council of Canada, and brings with him with over 25 years experience in public markets.

Mr. Brayden R. Sutton brings over a decade of capital markets expertise to the Bi Optic Board. He has led various initiatives in multiple sectors and has been involved with numerous public offerings, IPOs and mergers. He has a proven history in business development and specializes in finding high-growth businesses and bringing them into revenue and profitability. Mr. Sutton served as the Vice President of Supreme Pharmaceuticals Inc., is the founder of Cannabis Health Sciences Inc., which owns and operates the Cannabis Health Journal (CannabisHealth.com) and is currently the VP of Business Development for Invictus MD Strategies Corp.

Mr. Withrow replaces Mr. Bill Gildae who has resigned as CEO. The company also announced the resignation of Mr. Sonny Chew as a director.  The Company thanks Mr. Gildae and Mr. Chew for their services and wishes them the best in their future endeavours.

ON BEHALF OF THE BOARD

Mike Withrow
CEO and Director
Tel: (604) 689-2646

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This document includes forward- looking statements. When used in this document, the words "potential", "plan", "could", "estimate", "expect", "intend", "may", "should", and similar expressions are intended to be among the statements that identify forward-looking statements. Although the Company believes that their expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.